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                                                                    EXHIBIT 10.7

                              TAX MATTERS AGREEMENT

         This Agreement is entered in to as of the ________ day of _________, _____, between Griffith Laboratories, Inc., an Illinois corporation (hereinafter, "GLI"), Griffith Micro Science International, Inc., a Delaware corporation ("GMSI") and each of GMSI's direct or indirect subsidiaries.

                                    RECITALS:

         WHEREAS, for federal income tax and certain state franchise or income tax purposes, GMSI and its domestic subsidiaries will cease to be members of the Griffith Group (as hereinafter defined), as a result of the public offering of shares of GMSI common stock; and

         WHEREAS, the parties wish to address certain tax matters which may arise as a result of the GMSI Group (as hereinafter defined) ceasing to be part of the Griffith Group;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

         1. The following terms shall have the following meanings as used in this Agreement:

             a) "CONSOLIDATION PERIOD(S)" shall mean, with respect to each member of the GMSI Group, the taxable periods or portions thereof in which such member was part of the Griffith Group.

             b) "DECONSOLIDATION DATE" shall mean the date on which all members of the GMSI Group cease to join in the filing of the Griffith Group's consolidated federal income tax return.

             c) "GMSI GROUP" shall mean the affiliated group for federal income tax purposes of which GMSI is the common parent after GMSI ceases to be a member of the Griffith Group as a result of the public offering of shares of GMSI's common stock.

             d) "GRIFFITH GROUP" shall mean the affiliated group for federal income tax purposes of which GLI is the common parent.

             e) "INCOME TAX" shall mean any tax levied or assessed upon income or gross receipts, including without limitation any alternative minimum tax.

             f) "INCOME TAX BENEFIT" and "INCOME TAX COST" shall mean the decrease or the increase, respectively, in the amount of any income tax liability (or the increase or decrease, respectively, in the amount of any income tax refund) which the party in question would incur as a result of (i) including or excluding, as the case may be, the item of income, gain, loss, or deduction subject to adjustment pursuant to this Agreement in the computation of taxable income

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or loss and (ii) including or excluding, as the case may be, the credits subject to adjustment pursuant to this Agreement in the computation of income tax liability or refund.

         2.  With respect to each of the Consolidation Period(s):

             a) GMSI shall pay to GLI to the extent (if any) not already paid to GLI an amount equal to the aggregate federal income taxes, if any, the GMSI Group (or any of its members) would have been required to pay for such taxable period if the GMSI Group (or any such members) had filed a separate return for such period.

             b) GMSI shall pay to GLI to the extent (if any) not already paid to GLI an amount equal to the aggregate state income taxes, if any, the GMSI Group or any of its members who are members of a unitary, combined or consolidated group which includes GLI or any of its subsidiaries (other than members of the GMSI Group) would have been required to pay for such taxable period if any such member had filed a separate state income tax return for such period. Members of the GMSI Group which file separate state income tax returns shall be responsible for their own state income tax liabilities.

             c) Except as set forth below, payments required pursuant to subparagraphs 2(a) and 2(b) of this Agreement shall be made at such time as payments are due, or would have been due, to the respective taxing authorities. Notwithstanding the above, prior to the Deconsolidation Date, GLI shall estimate (based on projections calculated using assumptions consistent with past practices) the amounts due under subparagraphs 2(a) and 2(b) of this Agreement for all Consolidation Periods ending on or before the anticipated Deconsolidation Date and cause any net payments due thereunder to be made prior to the Deconsolidation Date. GMSI and/or its representatives shall be given thirty (30) days to review such estimate. If GMSI and GLI cannot agree upon the estimate, then the Arbitration provisions of the Administrative Services Agreement dated ___________, ______ between GMSI and Griffith Laboratories International, Inc. ("Administrative Services Agreement") will be followed. If the estimate is agreed upon, such payments may, in GLI's discretion, be evidenced by a demand promissory note bearing interest at the interest rate or rates then being charged by the Internal Revenue Service on federal income tax deficiencies over the same period of time such overdue payment or advance remains unpaid. The principal of such notes shall be appropriately adjusted as soon as practicable to take into account any difference between the estimated amount due and the actual amount due. The amounts due under subparagraphs 2(a) and 2(b) of this Agreement for the period beginning October 1, 1997 and ending on the Deconsolidation Date shall be recalculated by GLI upon filing of GLI's tax return for its fiscal year ending September 30, 1998 in accordance with the terms of such subparagraphs and appropriate adjustment to payments due under those subparagraphs shall be made. If income tax deficiencies or tax refunds relating to the GMSI Group result from a tax examination, amended return, claim, final determination by any court or otherwise related to the income tax returns for the Consolidation Period, the amounts due under subparagraphs 2(a) or 2(b) of this Agreement shall be recalculated by GLI in accordance with the terms of such subparagraphs and an appropriate adjustment to payments due under those subparagraphs shall be made.

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             d) Notwithstanding anything to the contrary contained herein, in making any computations pursuant to this Agreement, the taxable income or loss of the GMSI Group calculated on a stand alone basis shall be deemed to include any increase or decrease in the taxable income or loss of the GMSI Group in the year in question resulting from any or all members of the GMSI Group ceasing to be members of the Griffith Group consolidated federal income tax return.

             e) Notwithstanding anything to the contrary contained herein, GLI shall maintain the express and exclusive right to file tax refund claims for any reason whatsoever and review with GMSI the portion of any such claim relating to GMS.

             f) Items of income, gain, loss, deduction, credit or credit carryforward of any member of the GMSI Group for the period beginning October 1, 1997 and ending September 30, 1998 will be allocated between the portion of the period occurring through the Deconsolidation Date in accordance with the principles set forth in Treasury Regulation Section 1.1502-76, as determined by GLI in its reasonable discretion.

             g) Until the applicable statute of limitations for such taxable periods have expired, the Griffith Group, in accordance with the provisions of the Administrative Services Agreement, shall have full authority for (i) preparing any federal income tax returns (including without limitation, any amended returns or claims for refund) of the GMSI Group, (ii) representing the GMSI Group with respect to any federal or state tax examination or tax contest (including, without limitation, any litigation regarding federal income taxes or refunds), (iii) engaging outside counsel and accountants with respect to federal or state tax matters regarding the GMSI Group, and (iv) performing such other acts and duties with respect to the GMSI Group's federal or state tax matters as it determines is appropriate.

         3. With respect to each taxable period ending after the Deconsolidation Date:

             a) GLI will continue to prepare all applicable federal, state and local income, franchise, ad valorem, capital stock (annual reports,) sales, use, payroll and real and personal property tax returns for the GMSI Group and any other tax returns filed on a consolidated, combined or unitary basis involving a member of the GMSI Group and a member of the Griffith Group, as well as preparing or reviewing the annual federal, state and foreign income tax provisions in accordance with the provisions and for the term outlined in the Administrative Services Agreement.

             b) The GMSI Group shall be responsible for preparation and filing of any required returns and reports for any other tax or governmental charge to which it or any of its members is subject and which is not encompassed by subparagraph (a) hereof, provided however, that GLI shall have the right to review any and all such returns.

             c) With GMSI's consent, which shall not be unreasonably withheld, GLI shall have full authority and responsibility for (i) representing the GMSI Group with respect to any federal or state tax examination or tax contest (including, without limitation, any litigation

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regarding federal income taxes or refunds), (ii) engaging outside counsel and accountants with respect to federal or state tax matters regarding the GMSI Group, and (iii) performing such other acts and duties with respect to the GMSI Group's federal or state tax matters as GLI determines is appropriate.

         4. For purposes of this Agreement, the terms "income taxes," "income tax refunds," "income tax liabilities", "income tax deficiencies", "income tax costs" and "income tax benefits" shall be deemed to include applicable penalties, interest and additions to tax, including any penalties paid pursuant to Section 6662 of the Internal Revenue Code which are properly attributable to a party. For purposes of this Agreement, the determination as to the applicability of a particular penalty shall be made on a consolidated basis. If a particular penalty, determined on a consolidated basis, is not clearly attributable to any party, such penalty shall be allocated among the GMSI Group and the Griffith Group (other than the members of the GMSI Group) in proportion to the adjustments subject to such penalty attributable to each such Group.

         5. Notwithstanding anything to the contrary herein, no party shall be entitled to duplicate payments from the other party hereunder. GLI may, in its discretion, net any payments due to GLI from GMSI pursuant to this Agreement against any amount due from GLI to GMSI pursuant to this Agreement or otherwise. GMSI may, in its discretion, net any amount due to GMSI from GLI pursuant to this Agreement against any amount due from GMSI to GLI pursuant to this Agreement or otherwise.

         6. Interest shall accrue on payments due under this Agreement at the interest rate or rates then being charged by the Internal Revenue Service on federal income tax deficiencies over the same period of time such overdue payment remains unpaid. Interest shall begin to accrue on the date payment is due provided, however, that interest shall not accrue for any period during which interest is being charged by or paid by the Internal Revenue Service and such interest is included as part of the payment due under this Agreement. Payments under this Agreement, may, in GLI's and GMSI's discretion, be evidenced by a demand promissory note bearing interest as provided in this paragraph.

         7. (a) GLI agrees that it will indemnify and hold all members of the GMSI Group harmless from and against any federal or state unitary, combined or consolidated income tax liabilities (including, without limitation interest, penalties, additions to tax, legal fees, court costs, and any other reasonable costs of defense) with respect to the portion of the Griffith Group consolidated federal income tax liability or state unitary, combined or consolidated income tax liability which is allocable to members of the Griffith Group, other than members of the GMSI Group.

             (b) Except as otherwise provided in this Agreement, GMSI agrees that it will indemnify and hold all members of the Griffith Group, other than the members of GMSI Group, harmless from and against any federal or state unitary, combined or consolidated income tax liability (including, without limitation interest, penalties, additions to tax, legal fees, court costs, and any other reasonable costs of defense) with respect to the portion of the Griffith Group

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consolidated federal income tax liability or state unitary, combined or consolidated income tax liability which is allocable to the members of the GMSI Group.

         8. GMSI covenants and agrees to, or to cause the members of the GMSI Group to: (i) provide GLI access to the GMSI Group's books and records, (ii) provide the Griffith Group with papers, schedules, and any other information or assistance necessary to prepare tax returns or make computations pursuant to this Agreement, (iii) maintain, preserve and furnish on a timely basis, when requested, books, records and other information as may be needed by the Griffith Group pursuant to this Agreement or pursuant to the preparation of any required tax return or the conduct of any tax examination by any governmental authority for at least such time as has been customary while the members of the GMSI Group have been part of the Griffith Group, (iv) cooperate in any examination or investigation of tax returns and execute appropriate powers of attorney in connection therewith in favor of the appropriate member of the Griffith Group, and (v) following GLI's review with GMSI the portion of any such claim relating to GMSI, sign all documents, including settlement agreements, relating to the tax returns for Consolidation Periods.

         9. GMSI covenants and agrees to file the GMSI Group's consolidated federal income tax returns for taxable periods made after the Deconsolidation Date in a manner consistent with any elections made on the Griffith Group consolidated federal income tax returns filed for the Consolidation Periods. GMSI also covenants and agrees that the GMSI Group will not file any claim for refunds with respect to federal or state income tax returns for Consolidation Periods.

         10. GMSI agrees that it will indemnify and hold the Griffith Group (other than the members of the GMSI Group) harmless from and against any and all costs, expenses, losses, damages and liabilities incurred or suffered directly or indirectly (including reasonable attorneys' fees) attributable to the breach of any of its covenants herein.

         11. Any terms used in this Agreement in the singular shall be deemed to be in the plural where appropriate and any terms used in the plural shall be deemed to be in the singular where appropriate.

         12. This Agreement is entered into by the parties hereto on their own behalf as well as on behalf of any subsidiaries such parties may respectively have after the Deconsolidation Date. This Agreement shall be deemed to have been joined in and consented to by all such subsidiaries, without further action of them or the parties hereto. The parties hereto hereby guarantee the performance by such subsidiaries of the terms of this Agreement. This Agreement shall also be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         13. This Agreement supersedes and terminates all prior tax matters agreements that may exist among the parties on the Deconsolidation Date.

         14. This Agreement shall have an initial term of five (5) years and shall renew automatically for additional terms of one (1) year each unless either party gives the other party not less than ninety (90) days written notice of its intention to terminate.

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